EXHIBIT 1.1


                     ADVISOR'S DISCIPLINED TRUST, SERIES 21

                                 TRUST AGREEMENT

                                                         Dated: November 4, 2004

     This Trust Agreement among Fixed Income Securities, L.P., as Depositor, Evaluator and Supervisor, and The Bank of New York, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust For Advisor's Disciplined Trust, Effective for Unit Investment Trusts Investing in Equity Securities Established On and After August 5, 2004 (Including Advisor's Disciplined Trust, Series 13 and Subsequent Series)" (the "Standard Terms and Conditions of Trust") and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.


                                WITNESSETH THAT:

     In consideration of the premises and of the mutual agreements herein contained, the Depositor, Trustee, Evaluator and Supervisor agree as follows:

                                     PART I

                     STANDARD TERMS AND CONDITIONS OF TRUST

     Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

                                     PART II

                      SPECIAL TERMS AND CONDITIONS OF TRUST

     The following special terms and conditions are hereby agreed to:

    1. The Securities listed in the Schedules hereto have been deposited in trust under this Trust Agreement.

    2. The fractional undivided interest in and ownership of the Trust represented by each Unit thereof is a fractional amount, the numerator of which is one and the denominator of which is the amount set forth under "Understanding Your Investment-Statement of Financial Condition_Number of Units" in the Prospectus for the Trust.

    3. The aggregate number of Units described in Section 2.03(a) for the Trust is that number of Units set forth under "Understanding Your Investment-Statement of Financial Condition_Number of Units" in the Prospectus for the Trust.

    4. The term "Deferred Sales Charge Payment Dates" shall mean the dates specified for deferred sales fee installments under "Investment Summary-Fees and Expenses" in the Prospectus for the Trust.

    5. The term "Distribution Date" shall mean the "Distribution Dates" set forth under "Investment Summary-Essential Information" in the Prospectus for the Trust.

    6. The term "Record Date" shall mean the "Record Dates" set forth under "Investment Summary-Essential Information" in the Prospectus for the Trust.

    7. Section 3.05(b)(ii) shall be replaced in its entirety with the following:

       "(ii)   For the purposes of this Section 3.05, the Unitholder's "Income
     Distribution" shall be equal to such Unitholder's pro rata share of the cash balance in the Income Account computed as of the close of business on the Record Date immediately preceding such Income Distribution after deduction of (1) the fees and expenses then deductible pursuant to
     Section 3.05(a) and (2) the Trustee's estimate of other expenses properly chargeable to the Income Account pursuant to the Indenture which have accrued, as of such Record Date or are otherwise properly attributable to the period to which such Income Distribution relates."

    8. The Depositor's annual compensation as set forth under Section 3.13 shall be that dollar amount per 100 Units set forth under "Investment Summary-Fees and Expenses-Annual operating expenses-Supervisory, evaluation and administration fees" in the Prospectus for the Trust.

    9. The Trustee's annual compensation as set forth under Section 7.04, shall be $0.0095 per Unit.

IN WITNESS WHEREOF, the undersigned have caused this Trust Agreement to be executed; all as of the day, month and year first above written.


                                FIXED INCOME SECURITIES, L.P.


                                By     /s/ ALEX R. MEITZNER
                                  ------------------------------
                                         Managing Director




                            CORPORATE ACKNOWLEDGMENT

STATE OF KANSAS        }
                       }ss.
COUNTY OF SEDGWICK     }

     On the 4th day of November in the year 2004, before me personally came Alex
R. Meitzner, to me known, who, being by me duly sworn, did depose and say that he resides in Wichita, Kansas; that he is Managing Director, of Fixed Income Securities, L.P., the limited partnership described in and which executed the above instrument; and that he signed his name thereto by authority of the general partner of said limited partnership.


                                /s/ CONNIE D. CLUTTER
                                --------------------------------

                                Notary Public


(Notarial Seal)

RPL Section 309 - Corporate-no seal

                                THE BANK OF NEW YORK


                                By     /s/ IRENE GUGLIELMO
                                  -----------------------------
                                         Vice President






                            CORPORATE ACKNOWLEDGMENT


STATE OF NEW YORK      }
                       }ss.
COUNTY OF KINGS        }

     On the 4th day of November in the year 2004, before me personally came Irene Guglielmo to me known, who, being by me duly sworn, did depose and say that she resides in Brooklyn, New York; that she is a Vice President of The Bank of New York, the company described in and which executed the above instrument; and that he signed her name thereto by authority of the board of directors of said company.


                                /s/  Emanuel T. Lytle, Jr.
                                --------------------------------

                                Notary Public


(Notarial Seal)

RPL Section 309 - Corporate-no seal

                          SCHEDULE A TO TRUST AGREEMENT

                         SECURITIES INITIALLY DEPOSITED

                                       IN

                     ADVISOR'S DISCIPLINED TRUST, SERIES 21

          Incorporated herein by this reference and made a part hereof is the schedule set forth under "Portfolio" in the Prospectus for the Trust.